EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Univision Communications Inc. on Form S-8 relating to the registration of 15,936,550 Common Shares pertaining to the 2004 Performance Award Plan of our report dated February 18, 2004, with respect to the consolidated financial statements and schedule of Univision Communications Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

New York, New York
October 13, 2004